Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2022, relating to the combined and consolidated financial statements of Hyperfine, Inc. appearing in the Annual Report on Form 10-K of Hyperfine, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

New York, New York

March 28, 2022